SECTION 16

POWER OF ATTORNEY



	The undersigned does hereby constitute and appoint Stephen J. Benedetti and Alison G. Griffin as his true and lawful attorneys-in-fact, either one of whom acting singly is hereby authorized, to execute and file in his name and on his behalf any and all forms, instruments or documents, including any necessary amendments thereto, as such attorneys or attorney deems necessary or advisable to enable the undersigned to comply with Section 16 of the Securities Exchange Act of 1934 or any rule or regulation of the Securities and Exchange Commission in respect thereof (collectively, "Section 16") with respect to changes in the ownership of shares of the common or preferred stock of Dynex Capital, Inc. by the undersigned or by certain related persons or affiliates of the undersigned.


	The undersigned does hereby ratify and confirm all acts his said attorneys or attorney shall do or cause to be done by virtue hereof. The undersigned acknowledges that the foregoing attorneys-in-fact, serving in such capacity at his request, are not assuming, nor is Dynex Capital, Inc. assuming, any of his responsibilities to comply with Section 16.


	This power of attorney shall remain in full force and effect until it is revoked by the undersigned in a signed writing delivered to each such attorney-in-fact or the undersigned is no longer required to comply with Section 16, whichever occurs first.


	WITNESS the execution hereof this 14th day of August, 2009.



						/s/ Jay Buck
                                    Jay Buck